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                                                                   EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 8, 2002, relating to the financial statements, which appears in the 2002 Proxy Statement, which is incorporated by reference in Wendy's International, Inc.'s Annual Report on Form 10-K for the year ended December 30, 2001. We also consent to the incorporation by reference of our report dated February 8, 2002, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Information" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP


Columbus, Ohio
January 29, 2003